Exhibit 10.2

September 27, 2004

Christopher U. Missling, Ph.D.

125 Beacon Street

Boston, MA 02116

Dear Christopher:

I am delighted to offer you the full-time position of Chief Financial Officer and Vice President, Finance at ImmunoGen, Inc.  Your employment will commence October 25, 2004 and you shall have a bi-weekly salary of $9,230.77, which is at a rate of $240,000 per year.

Also in consideration of your employment by the Company, we will recommend to the Board of Directors, for their approval, a grant of 100,000 stock options under the Company’s Stock Option Plan.  Your options will vest at a rate of 25 percent per year for four years beginning on the first anniversary of your effective date of employment with ImmunoGen.  The exercise price for these options will be the closing sale price of the Company’s Common Stock as listed on the NASDAQ on your effective date of employment.

You will also be entitled to participate in the Company’s benefit plans.  This currently includes paid vacation time, life, health, dental and disability insurance, all of which are currently paid 100% by the Company.

Your duties as an employee of the Company shall be as determined by me in consultation with you, and you agree to devote your best efforts and full business time to the performance of such responsibilities.  In addition, you will be eligible for an annual cash bonus of up to 30% of your annual salary.  Bonuses are at the discretion of the Board of Directors, and are based on Company and individual performance.

In addition, ImmunoGen is required by the Immigration and Naturalization Service to verify that each employee is eligible to work in the United States.  To that end, a list of acceptable forms of identification is attached.  Please bring with you one item on List A, or a combination of one item on List B and List C.

While we anticipate that our relationship will be a long and mutually rewarding one, your employment, of course, will be at will, terminable by either you or the Company at any time.  On your first day of employment, you will be required to sign both our Proprietary Information and Inventions Agreement and the Company’s Insider Trading Policy, acknowledging that you understand and agree to be bound by these agreements.  Copies of each are enclosed.  You are also asked to acknowledge and agree that your employment by the Company will not violate any agreement, which you may have with any third party.  Please acknowledge your understanding and agreement with the terms of your employment as set forth in this letter by signing below.

I look forward to a long and productive relationship with you.

Sincerely,

/s/ Mitchel Sayare

Acknowledged and Agreed to:

/s/ Christopher U. Missling ,	October 25, 2004

Christopher U. Missling, Ph.D.

  Date

MS/lb

Enclosure